LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of March 24, 2010 (the “Effective Date”) between Panacea Pharmaceuticals, Inc., a corporation organized under the laws of Maryland (“Pharmaceuticals”), having its principal place of business at 209 Perry Parkway, Suite 13, Gaithersburg, MD, and Panacea Global, Inc. (“Global”), a corporation organized under the laws of Delaware, having its principal place of business at Suite 11, 260 Edgeley Blvd., Concord, ON L4K 3Y4.

RECITALS

WHEREAS, Pharmaceuticals has developed various cancer diagnostic products used for screening, monitoring, surveillance, and recurrence as well as for drug sensitivity and as companion diagnostics for patient management;

WHEREAS, Pharmaceuticals owns or has acquired proprietary rights related to such technology;

WHEREAS, Global has expertise in the development, marketing, and sales of laboratory-based diagnostics; and

WHEREAS, Global desires to receive and Pharmaceuticals desires to grant, certain licenses to Global with respect to the development, use, and marketing of Licensed Products (as defined below) within the Territory (as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Pharmaceuticals and Global agree as follows:

SECTION 1

DEFINITIONS

For the purposes of this Agreement, the following terms, whether used in their singular or plural form, shall have the respective meanings set forth below:

1.1         “Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Pharmaceuticals (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Pharmaceuticals (with “control”, for purposes of this Section 1.1, having the meaning set forth in Section 1.2 below), or any affiliate of such an entity.

1.2         “Affiliate” means, in the case of either Party, a corporation or other entity which, directly or indirectly, controls, is controlled by or is under common control with, that Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty (50) percent of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.3         “Confidential Information” means any confidential or proprietary information, technical data, or know-how of a Disclosing Party (as defined in Section 9.1), provided, however, that Confidential Information does not include information that (i) is in the possession of the Receiving Party (as defined in Section 9.1) at the time of disclosure as shown by the Receiving Party's files and records immediately prior to the time of disclosure, (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the Receiving Party; (iii) is received by the Receiving Party on a non-confidential basis from a Third Party who is not subject to an obligation of confidentiality to the Disclosing Party, or (iv) is independently developed by the Receiving Party, as shown by the Receiving Party’s records. Without limiting the generality of the foregoing, Global acknowledges that Pharmaceuticals Know-How shall be considered Confidential Information of Pharmaceuticals.

1.4         “Controlled” means, with respect to any intellectual property or right therein, the possession by a Party of the ability to grant a license or sublicense as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.

1.5         “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

1.6         “Customers” means Third Parties that are physicians, hospitals, or other health care providers or health care facilities.

1.7         “Effective Date” has the meaning set forth in the preamble.

1.8         “Field” means the performance of central laboratory-based diagnostic testing for cancer in humans based on the detection of HAAH levels in blood.

1.9         “HAAH” means human aspartyl beta-hydroxylase.

1.10       “Licensed Product” means the technology, method, process, Pharmaceuticals Patent Rights, and Pharmaceuticals Know-How related to a HAAH-based laboratory test to be provided by Pharmaceuticals pursuant to the licenses granted in this Agreement.

1.11       “Licensed Service” means any service that is provided by Licensee to a Customer involving the use of the Licensed Product in the Field.

1.12       “Party” means either Pharmaceuticals or Global as the context requires, and “Parties” means, collectively, Pharmaceuticals and Global.

1.13       “Patent(s)” means any granted patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.

1.14       “Pharmaceuticals Know-How” means all unpatented inventions, technology, methods, materials, know-how, studies, pre-clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes, regulatory filings (including drafts) and other information Controlled by Pharmaceuticals or its Affiliates as of the Effective Date or during the term of the Agreement, to the extent directly relating to the commercialization of Licensed Products under this Agreement. Notwithstanding anything to the contrary, Pharmaceuticals Know-How shall not include any of the foregoing that is owned, licensed, or otherwise controlled by any Acquiring Entity prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity, including any modifications or extensions thereto (the “Acquiring Entity Know-How”), provided that such Acquiring Entity Know-How was not already included within the Pharmaceuticals Know-How prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity

1.15       “Pharmaceuticals Patent Rights” means the Patents Controlled by Pharmaceuticals covering the Licensed Product in the Territory, including, to the extent Controlled by Pharmaceuticals, the Patents set forth on Schedule A hereto. Notwithstanding anything to the contrary, Pharmaceuticals Patent Rights shall not include any Patents that are owned, licensed, or otherwise controlled by any Acquiring Entity prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity (the “Acquiring Entity Patents”), provided that such Acquiring Entity Patents were not already included within the Pharmaceuticals Patent Rights prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity.

1.16       “Pharmaceuticals Territory” means United States and its territories and protectorates.

1.17       “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the marketing, sale and provision of Licensed Services to Customers in the Territory, and the use of the Licensed Products in connection therewith, in a regulatory jurisdiction.

1.18       “Regulatory Documentation” means, with respect to the Licensed Product, all material regulatory filings and supporting documents created or submitted to any regulatory agency or government authority (including any supra-national agency such as in the European Union) and all data contained therein including, without limitation, the contents of any Regulatory Approvals, correspondence to and from the any regulatory agency or governmental authority, minutes from meetings (whether in person or by audioconference or videoconference) with regulatory authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files and manufacturing records.

1.19       “Regulatory Filing” means any filings required by regulatory authorities relating to the for the marketing, sale and provision of Licensed Services to Customers in the Territory, and the use of the Licensed Products in connection therewith.

1.20       “Sublicensing Revenue” means any revenue, income, financial, or other consideration received by Global from a Third Party in the Territory except for Canada as a one-time fee in consideration for the grant of a sublicense to such Third Party under any of the rights granted under this Agreement.

1.21       “Territory” means all other countries except for United States and its territories and protectorates.

1.22       “Third Party” means any person or entity, which is not a Party or an Affiliate of a Party to this Agreement.

1.23       “Valid Claim” means a claim of any pending patent application or any issued, unexpired patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise.

Any and all other capitalized terms set forth in this Agreement not otherwise defined in this Section 1 shall have the meaning set forth elsewhere in this Agreement.

SECTION 2

SCOPE OF LICENSE

2.1         LICENSE GRANT

Subject to the terms and conditions of this Agreement, Pharmaceuticals hereby grants to Global a license, with rights of sublicense (as further described below), under the Pharmaceuticals Patents and Pharmaceuticals Know-How to provide Licensed Services in the Territory.

2.2         SUBLICENSING

Global shall have the right to sublicense its rights under Section 2.1 to one or more Third Parties, provided that rights to Pharmaceuticals Know-How may only sublicensed as part of a sublicense under all or some of the related Pharmaceuticals Patents. Global shall provide Pharmaceuticals a written copy of each proposed sublicense (and each amendment thereto, if any) reasonably (and at least fifteen (15) business days in advance of its execution, and with a fully executed copy within thirty (30) days following its execution. Each sublicense shall (1) be subject to, and consistent with, the terms and conditions of this Agreement, (2) be no less favorable to Pharmaceuticals than this Agreement, (3) not conflict with the terms of this Agreement, (4) contain terms and conditions reasonably sufficient to enable Global to comply with the terms of this Agreement; and (5) include as a material term of such sublicense that such sublicense shall terminate concurrent with any termination of this Agreement.

2.3         COVENANT TO MAINTAIN CERTAIN PATENT RIGHTS

Pharmaceuticals covenants and agrees to at all times during the term of this Agreement to keep and maintain in valid force and effect the certain Exclusive License Agreement by and between Rhode Island Hospital (“Brown University”) and Pharmaceuticals dated November 29, 1999 (the “Brown License”) for the grant of a worldwide, exclusive license (with the right to sublicense) for the Patents set forth on Schedule B to this Agreement (the “Licensed Patent Rights”). Promptly following the Effective Date, Pharmaceuticals shall obtain the required consent to effect a sublicense of the Licensed Patent Rights in accordance with the Brown License (the “Sublicense”). To facilitate Pharmaceuticals efforts to obtain the Sublicense, Global agrees to cooperate with Pharmaceuticals and to provide to Pharmaceuticals all information requested of Pharmaceuticals by Brown University regarding Global and its operations as Brown University may request to provide its consent to such sublicense. Upon receipt by Pharmaceuticals of the consent of Brown University as required by the Brown License to the Sublicense, the Pharmaceuticals Patent Rights licensed under this Agreement shall be amended to include all of the Licensed Patent Rights within the Field.

SECTION 3

FINANCIAL TERMS

3.1         EQUITY. Following the Effective Date, Global and Pharmaceuticals agree to negotiate in good faith a mutually-acceptable Stock Purchase/Subscription Agreement or similar definitive agreement for the acquisition by Pharmaceuticals of 40,000,000 shares of the common stock of Global (the “Stock Agreement”).

3.2         LICENSE FEE. As consideration for the licenses granted by Pharmaceuticals to Global in this Agreement, Global shall pay Pharmaceuticals two million and five hundred thousand dollars ($2,500,000.00) (the “License Fee”) no later than within the thirty (30) days following Global’s receipt of aggregate of ten million dollars ($10,000,000) in equity investment (the “Minimum Capital”) (including but not limited to, for purposes of such calculation, the principal and interest of any debt converted into equity in any such financing) (the “Funding Period”). During the Funding Period, upon receipt of any part or portion of the Minimum Capital, Global shall provide notice to Pharmaceuticals of the amount of such part or portion received, the form and nature of such part or portion of the Minimum Capital, whether issuance of equity securities, issuance of debt securities, conversion of debt to equity, or any other funding instrument, and shall together with such notice, remit to Pharmaceuticals one-half of each such part or portion of the Minimum Capital as and when received by Global until such time as the Licensee Fee shall be paid in full.

3.3         SUBLICENSING REVENUE. As consideration for the licenses granted by Pharmaceuticals to Global in this Agreement, Global shall pay Pharmaceuticals twenty-five (25) percent of all Sublicensing Revenue (the “Revenue Share”).

3.4         U.S. FUNDS. Each payment pursuant to this Agreement shall be paid in U.S. currency by wire transfer in immediately available funds to an account designated by the receiving party, or by other mutually acceptable means. All amounts specified in this Agreement are expressed in U.S. dollars.

3.5         PAYMENTS. All Revenue Share and payments due under Section 3.3 shall be paid within thirty (30) days of the end of each calendar quarter during which Sublicensing Revenue is received. Each payment shall be accompanied by a statement stating the amount of Sublicensing Revenue received from each sublicensee during the relevant calendar quarter and detailing the calculation of Revenue Share due for such calendar quarter.

3.6         WITHHOLDING TAXES. Where any sum payable to Pharmaceuticals hereunder is subject to any withholding or similar tax, Global shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due Pharmaceuticals and secure and send to Pharmaceuticals the best available evidence of such payment. Global will provide Pharmaceuticals with reasonable assistance to enable Pharmaceuticals to recover such taxes or amounts otherwise withheld as permitted by law.

3.7         FOREIGN EXCHANGE. With respect to Sublicensing Revenue received in a currency other than United States dollars, such Sublicensing Revenue will be converted into the United States dollar equivalent using the rate published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter during which such Sublicensing Revenue was received.

3.8         INTEREST. If Global fails to make any payment when due to Pharmaceuticals under this Agreement, then interest shall accrue on the balance due at a per annum rate of five percent (5%). Amounts due shall be compounded monthly until Global meets the full financial obligation due at the time of the next payment or invoice due date. The obligation to pay interest on such late payments set forth herein shall not be construed to limit or restrict Pharmaceuticals’ right to any other rights or remedies which may be available to it, including any applicable right to terminate this Agreement in accordance with the terms and conditions of this Agreement.

3.9         RECORDS; AUDITS. Global shall keep or cause to be kept such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement and the Supply Agreement and whether or not Global is complying with the terms of this Agreement and the Supply Agreement; such records must be kept for a minimum of five (5) years following the calendar year to which such records pertain. At the request (and expense) of Pharmaceuticals, Global, its Affiliates, and sublicensees shall permit Pharmaceuticals or any designee thereof, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than five (5) years prior to Pharmaceuticals’ request, the correctness or completeness of any report or payment made under this Agreement or the Supply Agreement or whether or not Global has complied with the terms of this Agreement or the Supply Agreement. Pharmaceuticals shall promptly provide a copy of the results of any such audit or examination to Global. Pharmaceuticals shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding five percent (5%) of the amount actually due hereunder with respect to any particular calendar quarter or any other material breach of this Agreement or the Supply Agreement, in which case Global shall bear the reasonable, documented cost of the performance of such audit or examination. Global shall promptly pay to Pharmaceuticals the amount of any underpayment of Revenue Share or for any amounts otherwise due under the Supply Agreement revealed by such an examination and review plus interest (in accordance with Section 3.8). Any overpayment by Global of Revenue Share or any other amount paid to Pharmaceuticals (including, without limitation, amounts paid under the Supply Agreement) revealed by an examination and review shall, in Global’s sole discretion, (i) be fully-creditable against future payments under this Agreement, or the Supply Agreement (as applicable) or (ii) refunded to Global within thirty (30) days of its request.

SECTION 4

SUPPLY

Subject to the terms of this Agreement and the Supply and Services Agreement attached hereto as Schedule C (the “Supply Agreement”), Global shall purchase (and its Affiliates and sublicensees shall purchase) all of their requirements for the consumables needed for use of the Licensed Product in provision or delivery of the Licensed Services solely from Pharmaceuticals, and shall not directly or indirectly make any Licensed Products themselves or have Licensed Products manufactured by any Third Party. Global shall make sure that any contracts it enters into with any sublicensees of the rights granted hereunder or any Third Party concerning the commercialization of Licensed Products shall include provisions imposing such limitation on such Third Parties and language ensuring that Global is a third party beneficiary entitled to enforce such provisions. The Parties shall execute the Supply Agreement simultaneously with the execution of this Agreement.

SECTION 5

DILIGENCE

5.1         Global shall use commercially reasonable efforts to exploit the rights granted under this Agreement for the Parties’ maximum economic benefit.

5.2         Global shall have sole responsibility for, and shall bear the cost of preparing, all Regulatory Filings and Regulatory Approvals. Except as set forth in Section 11.3.1, as between the Parties, Global will own and be fully responsible for all Regulatory Approvals and Regulatory Filings for each country in the Territory. Global shall maintain reasonably complete and accurate records of all work conducted in furtherance of its efforts under this Agreement and all material results, data and developments made in conducting such activities. Such records shall be maintained in reasonably sufficient detail and in good scientific manner reasonably appropriate for patent and regulatory purposes.

5.3         Global shall provide Pharmaceuticals a quarterly update, within thirty (30) days of the end of each calendar quarter, summarizing the progress and results of its, its Affiliates’, and sublicensees’ efforts to exploit the rights granted under this Agreement, and any ongoing plans with respect thereto. By February 15th of each year that this Agreement is in effect, Global must provide Pharmaceuticals a reasonably detailed report describing the status of Global’s, its Affiliates’, and sublicensees’ efforts to exploit the rights granted under this Agreement, and any ongoing plans with respect thereto. The report must, if and as requested and specified by Pharmaceuticals in advance, provide information at least sufficient to meet Pharmaceuticals’ and its licensors’ government reporting requirements.

5.4         Global shall comply, and shall ensure that its Affiliates and any sublicensees comply, with all applicable laws, rules, and regulations in the exercise of the rights granted under this Agreement and in any use of Licensed Products in any manner whatsoever, including, without limitation, in the provision or delivery of the Licensed Services.

SECTION 6

INTELLECTUAL PROPERTY

6.1         ENFORCEMENT. If any Pharmaceutical Patents Rights is infringed by a Third Party in the Territory during the term of this Agreement, the Party to this Agreement first having knowledge of such infringement shall have promptly notify the other Party in writing. The notice shall set forth the perceived facts of such infringement in reasonable detail. Pharmaceuticals shall have the sole right, but not the obligation, to institute, prosecute, and control any action with respect to infringement and misappropriation of such Pharmaceuticals Patents Rights in the Territory.

6.2         INFRINGEMENT ACTIONS BY THIRD PARTIES. If a Party, or to its knowledge, shall be sued by a Third Party for infringement of a patent because of the use of Licensed Products in the Territory, such Party shall promptly notify the other in writing of the institution of such suit. The Party sued shall control the defense of such suit at its own expense; provided, however, if the Party being sued is being indemnified for such claim by the other Party, then the indemnifying Party shall have the right to control the defense of the claim in accordance with Section 8. Each Party shall cooperate fully in the defense of such suit and shall furnish to the other Party all evidence and assistance in its control. The Party sued shall make a preliminary decision to defend or not defend its interests in such suit and shall so notify the other Party in writing of its decision within thirty (30) days of the institution of such a suit. If a Party after electing to defend a suit should at any time elect to drop such defense, said Party shall immediately notify the other Party in writing and permit such other Party to control the suit at such other Party’s expense, in the name of the Party initiating the defense. If the Party sued notifies the other Party in writing per the above that it shall not defend or continue the defense of such suit, then the other Party shall have the right, but not the obligation, to defend its interests in such a suit, and shall have the right to litigate, settle, or otherwise dispose of such suit as it sees fit, provided, however, that Global shall not settle such suit in a manner that would adversely affect the Pharmaceuticals Patent Rights. Any judgments, settlements, or damages payable with respect to legal proceedings covered by this Section 6.2 shall be paid by the Party which controls the litigation, subject to any claims against the other Party for breach of or indemnification under this Agreement or otherwise available at law or in equity.

6.3         PATENT TERM RESTORATION. The Parties hereto shall give reasonable cooperation to each other in obtaining patent term restoration, extensions, supplemental protection certificates, or their equivalents in any country in the Territory where applicable to the Licensed Products.

6.4         TRADEMARKS. Global shall not, without the written consent and authorization of Pharmaceuticals, use the (a) trade name, trademark or service mark PANACEA or colorable imitations thereof (collectively, the “Pharmaceuticals Marks”) in the name of the License Service or for any other purpose; (b) Pharmaceuticals Marks in any press release, advertising, marketing and/or promotional materials, documentation or collateral related to the Licensed Product or Licensed Service. Global has no power or right to, and shall not during the term of this Agreement or thereafter:

6.4.1    attack the title or any rights of Pharmaceuticals in and to the Pharmaceuticals Marks;

6.4.2    claim any right, title or interest in and to the Pharmaceuticals Marks or any other trademarks or service marks of Licensor which is adverse to any of Licensor's rights therein; or

6.4.3    register or apply for registration anywhere in the world of the Pharmaceuticals Marks, or any other trademark or service mark which is similar to or a colorable imitation thereof.

SECTION 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1         REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other that:

7.1.1    CORPORATE POWER: It is duly organized and validly existing under the laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

7.1.2    DUE AUTHORIZATION: It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and any person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

7.1.3    BINDING AGREEMENT: This Agreement is legally binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity. The execution, delivery, and performance of this Agreement by it does not conflict with any material agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2         REPRESENTATIONS AND WARRANTIES OF PHARMACEUTICALS. Pharmaceuticals represents and warrants that: (a) it holds all licenses, franchises, ordinances, authorizations, permits, certificates, orders, and approvals required for or which are material to the ownership of the Licensed Product, including Pharmaceutical Patents Rights; (b) the Licensed Product has not been obtained through any fraudulent activity or misrepresentation; (c) there are no suits, claims, or proceedings pending or threatened against Pharmaceuticals or any of its Affiliates with respect to the Licensed Product or the making, having made, using, selling, or offering for sale, a the Licensed Product; (d) there are no Third Party patents that would adversely effect Global’s ability to use the Licensed Product in the Field; and (e) Pharmaceuticals has not taken any action to permit or neglected to take any action required in order to prevent the exercise by the United States Government of any rights it may have with respect to Pharmaceuticals Patents Rights or the Licensed Patent Rights to the detriment of Global, and Pharmaceuticals will not take any action to permit or neglect to take any action required in order to prevent such exercise.

SECTION 8

INDEMNIFICATION

8.1         INDEMNIFICATION BY GLOBAL. Global hereby agrees to defend, indemnify and hold harmless Pharmaceuticals and its officers, directors, employees, consultants, and agents from and against any and all suits, claims, actions, demands, liabilities, expenses and or losses, including reasonable attorney’s fees and other costs of defense (the “Claims”) (a) resulting directly or indirectly from the use, handling, storage, or other disposition of the Licensed Products by Global, its Affiliates, agents, or sublicensees, but only to the extent such Claims do not result from the negligence or intentional misconduct of, or material breach of this Agreement by Pharmaceuticals, (b) resulting directly from a breach of this Agreement by Global, or (c) resulting directly from the negligence or intentional misconduct of Global, its officers, directors, employees, contractors, or agents.

8.2         INDEMNIFICATION BY PHARMACEUTICALS. Pharmaceuticals hereby agrees to defend, indemnify and hold harmless Global and its officers, directors, employees, consultants, and agents from and against any and all Claims resulting directly from a breach of this Agreement by Pharmaceuticals or resulting directly from the negligence or intentional misconduct of Pharmaceuticals, its officers, directors, employees, contractors, or agents, except to the extent such Claims arise out of (a) the use, handling, storage, or other disposition of the Licensed Products by Global, its Affiliates, agents, or sublicensees, (b) a breach of this Agreement by Global or (c) the negligence or intentional misconduct of Global, its officers, directors, employees, contractors, or agents.

8.3         NOTIFICATION AND DEFENSE. In the event, a Party seeks indemnification under this Section 8, it shall inform the indemnifying Party of a Claim as soon as reasonably practicable after it becomes aware of any Third Party Claim, shall permit the indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the Claim. Except with the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, the indemnifying Party may not enter into any settlement of such litigation unless such settlement includes an unqualified release of the indemnified Party.

SECTION 9

CONFIDENTIALITY

9.1         UNDERTAKING; EXCEPTIONS.  Each Party acknowledges that from time to time it may come into possession of certain Confidential Information of the other Party. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall, with respect to Confidential Information of the other Party (the “Disclosing Party”) (i) keep Confidential Information confidential, (ii) not publish or otherwise disclose Confidential Information to any Third Party, except that it may disclose Confidential Information to its and its Affiliates’ directors, officers and employees who have need to know Confidential Information for the purposes of this Agreement and who are bound by confidentiality and nonuse obligations at least as restrictive as those provided herein, and the Receiving Party will be responsible for ensuring that all its directors, officers, and employees to whom Confidential Information is disclosed will also observe such obligations of confidentiality and non-use as provided herein, and (iii) not use Confidential Information for any purpose other than as provided for in this Agreement

9.2         AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing or prosecuting patent applications under this Agreement;

(b)    regulatory fillings (including filings with the SEC);

(c)    prosecuting or defending litigation;

(d)    complying with applicable governmental regulations;

(e)    complying with the order of any other court or other governmental or regulatory body having jurisdiction;

(f)    conducting preclinical or clinical trials of the Licensed Products; and

(g)           disclosure to Affiliates, sublicensees of Global, employees, consultants, or agents who are bound by similar terms of confidentiality and non-use at least equivalent in scope to those set for in this Section 9.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 9.2 such Party will, except where impracticable, give reasonable advance notice to the other Party of any disclosure required above and provide the other Party a reasonable opportunity to review and comment on any potential disclosure and use reasonable and diligent efforts to secure confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by applicable laws, rules, and regulations and the applicable governmental agency(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

9.3         EXISTENCE AND TERMS OF AGREEMENT. The Parties agree that the fact of the existence of this Agreement, the terms and conditions hereof and all activities contemplated or performed hereunder are the Confidential Information of the other Party and shall not be disclosed to any Third Party in any manner whatsoever, including without limitation, by way of news articles, public announcements or disclosures, except pursuant to an authorized disclosure under Section 9.2 or 9.4 and to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential sublicensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Section 9.

9.4         PUBLICITY. The Parties will issue a joint press release announcing the execution of this Agreement on or shortly following the Effective Date and may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The Parties shall consult with each other reasonably and in good faith and agree with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not reasonably withhold consent to or delay of such releases

SECTION 10

PUBLICATIONS

10.1       NOTICE OF PUBLICATION. If Global intends to publish or present the results of any activities hereunder regarding its use of the Licensed Product it shall provide Pharmaceuticals a reasonable advance opportunity, but no less than thirty (30) days prior to its intended submission for publication (the “Review Period”), to (a) review and comment on such proposed publication prior to its submission and (b) review the proposed publication for any of Pharmaceuticals’ Confidential Information. During the Review Period, Pharmaceuticals may request in writing, and Global shall agree to, (i) the deletion of any of Pharmaceuticals’ Confidential Information, (ii) any reasonable changes requested by Pharmaceuticals, or (iii) a delay of such proposed submission for an additional period, not to exceed ninety (90) days, in order to protect the potential patentability of any patentable information of Pharmaceuticals.

SECTION 11

TERM AND TERMINATION

11.1       TERM. This Agreement shall commence as of the Effective Date and shall continue on a country-by-country basis within the Territory, until the expiration of the last to expire Valid Claim included in the Pharmaceutical Patent Rights covering the Licensed Product in a particular country, unless terminated earlier as provided herein. Upon the expiration of the term of this Agreement in a particular country, all licenses granted hereunder shall terminate.

11.2       TERMINATION FOR CAUSE. Either Party may terminate this Agreement prior to the expiration of the term of this Agreement upon the occurrence of any of the following:

11.2.1  In the event either Party is subject to (a) a petition by one or more creditors of the Borrower seeking: (i) the entry of a decree or order for relief by a court having jurisdiction against or with respect to such Party in an involuntary case under applicable bankruptcy or insolvency laws or similar laws ordering the liquidation of such party; or (ii) a reorganization of such Party or such Party’s business and affairs or the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for such Party or any of such Party’s property, and such petition is not unconditionally dismissed within sixty (60) days from the date of filing; or (b) a voluntary case filed by any such Party under applicable federal, state or provincial bankruptcy or insolvency or similar laws or the consent by such party to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for such Party or any of such party’s property, or the making by such Party of a general assignment for the benefit of creditors, or the failure by such Party to generally to pay such Party’s debts as they become due;

11.2.2   Global fails to become listed on any of the New York Stock Exchange or any NASDAQ exchange (each, a “Stock Exchange”) within ninety (90) days of the Effective Date;

11.2.3   Global fails to pay or Global determines it is unable to pay, the License Fee within one hundred eighty (180) days of the date Global becomes listed on any Stock Exchange, provided however, that if Pharmaceuticals intends to terminate this Agreement under this Section 11.2.3, Pharmaceuticals shall first give notice to Global at least sixty (60) days prior to the expiration of such 180-day period;

11.2.4   The Parties fail to execute the Stock Agreement within 180 days of the Effective Date, provided however, that the Party intending to terminate this Agreement under this Section 11.2.4   shall first give notice to Global at least sixty (60) days prior to the expiration of such 180-day period; or

11.2.5   upon the breach of any material provision of this Agreement or the Supply Agreement by the other Party if the other Party has not cured such breach within 60 days after written notice thereof by the non-breaching Party.

11.3       IMMEDIATE TERMINATION. This Agreement shall immediately terminate upon the termination of (but not the natural expiration of) the Brown License.

11.4       EFFECT OF EXPIRATION OR TERMINATION

11.4.1   Upon the termination of this Agreement (i) all rights under the licenses granted hereunder shall automatically terminate, Global shall cease the provision and delivery of Licensed Services and shall cease and desist in any and all uses of the Licensed Product; (ii) Global shall deliver, assign and transfer to Pharmaceuticals all right, title, and interest in all Regulatory Filings, Regulatory Documentation, Regulatory Approvals, and shall take all actions and execute all documents reasonably necessary to effectuate such delivery, assignment and transfer; and (iii) any sublicense agreement entered into by Global in accordance with Section 2.2 that (a) does not impose any obligations on Pharmaceuticals in excess of those contained in this Agreement, (b) contains economic terms at least as favorable to Pharmaceuticals as those contained in this Agreement and (c) provides for the assignment of such sublicense agreement to Pharmaceuticals upon termination of this Agreement, shall be automatically assigned to Pharmaceuticals if the sublicensee thereunder is not in material breach of such sublicense agreement at the time of termination.

11.4.2   Within thirty (30) days following the termination or expiration of this Agreement, each Party shall deliver to the other Party any and all Confidential Information, and any copies thereof, of the other Party in its possession, except that the Party will be entitled to retain one (1) copy of all documents in its legal archives.

SECTION 12

MISCELLANEOUS

12.1       DISPUTE RESOLUTION PROCESS. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation or arbitration. To accomplish this objective, the Parties agree that, in the event of any disputes, controversies or differences that may arise between the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof. If the matter is not resolved within thirty (30) days following the request for discussions, either Party may refer the matter to arbitration in accordance with Section 10.3 below. Notwithstanding anything to the contrary, each Party shall be entitled to seek appropriate injunctive relief in any court of competent jurisdiction (i) to preserve such Party’s rights pending resolution of arbitration proceedings under this Agreement, (ii) to avoid irreparable damages, or (iii) with respect to any matters concerning intellectual property rights or confidentiality.

12.2       GOVERNING LAW AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions hereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions to enforce compliance with, or any dispute arising from or related to this Agreement shall be the state and federal courts of in and for New Castle County, Delaware. Both Parties consent to the jurisdiction of such courts and agree that process may be served in the manner allowed under state or federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and attorneys’ fees.

12.3       ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, condition, or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of that portion of the business of such Party to which this Agreement relates to another Party, whether by merger, sale of stock, sale of assets, or otherwise; provided, that, for purposes of clarity, intellectual property rights of a party to such transaction other than one of the initial Parties to this Agreement shall not be included in the Licensed Product licensed hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.4       FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than non-payment) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, or other labour disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

12.5       SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

12.6       NOTICE. All notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed as follows:

If to Pharmaceuticals, addressed to:

Dr. Hossein Ghanbari
Suite 13 – 209 Perry Parkway
Gaithersburg, MD  20877

If to Global, addressed to:

Dr. Mahmood Moshiri
Suite 11 – 260 Edgeley Blvd.
Concord, ON  L4K 3Y4

Either Party may specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt; notices sent by mail or overnight delivery service shall be effective upon receipt; notices via email shall be effective if the recipient confirms receipt from the sender; and notices given personally shall be effective when delivered.

12.7       INDEPENDENT CONTRACTORS. It is expressly agreed that Pharmaceuticals and Global shall be independent contractors and that the relationship between the Parties shall not mean that either has the authority to make any statement, representations, or commitments of any kind on behalf of the other, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.8       ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties; provided, however, that any nondisclosure agreement entered into by the Parties shall remain in full force and effect in accordance with its terms.

No subsequent altercation, amendment, change, or addition to this Agreement shall affect the rights of any Party hereto unless reduced to writing and signed by the authorized officers of such Party, as applicable.

12.9       HEADINGS. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.10     WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

12.11     COUNTERPARTS. This Agreement may be executed duplicate, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

PANACEA PHARMACEUTICALS, INC.

By:	/s/ Hossein A. Ghanbari
	Name:	Hossein A. Ghanbari
	Title:	CEO/CSO

PANACEA GLOBAL, INC.

By:	/s/ Mahmood Moshiri
	Name:	Mahmood Moshiri
	Title:	Director

SCHEDULE A

Panacea Pharmaceuticals Patent Rights

US 11/668,421      Methods of Diagnosing, Predicting Therapeutic Efficacy and Screening for New Therapeutic Agents for Leukemia —Pending

US 12/175,451      Methods of Diagnosing Lung Cancer—Pending

SCHEDULE B

Licensed Patent Rights under Brown License

US 6,783,758	Diagnosis and Treatment of Malignant Neoplasms—Issued

US 6,797,696	Diagnosis and Treatment of Malignant Neoplasms—Issued

US 6,812,206	Diagnosis and Treatment of Malignant Neoplasms—Issued

US 6,815,415	Diagnosis and Treatment of Malignant Neoplasms—Issued

US 7,094,556	Diagnosis and Treatment of Malignant Neoplasms—Issued

AUS 783327	Diagnosis and Treatment of Malignant Neoplasms—Issued

EU 1259813	Diagnosis and Treatment of Malignant Neoplasms—Pending

US 09/436,184	Diagnosis and Treatment of Malignant Neoplasms—Pending

US 11/376,941	Diagnosis and Treatment of Malignant Neoplasms—Pending

CA 2390374	Diagnosis and Treatment of Malignant Neoplasms—Pending

EU 07008309.2	Diagnosis and Treatment of Malignant Neoplasms—Pending

JP 2001-536582	Diagnosis and Treatment of Malignant Neoplasms—Pending

US 6,835,370	Diagnosis and Treatment of Malignant Neoplasms—Issued

US 11/020,965	Diagnosis and Treatment of Malignant Neoplasms —Pending

AUS 2002303802	Diagnosis and Treatment of Malignant Neoplasms —Pending

CA 2447367	Diagnosis and Treatment of Malignant Neoplasms —Pending

EU 02731861.7	Diagnosis and Treatment of Malignant Neoplasms —Pending

JP 2002-589650	Diagnosis and Treatment of Malignant Neoplasms —Pending

AUS 2005/218044	Diagnosis and Treatment of Malignant Neoplasms —Pending

US 11/974,076	Diagnosis and Treatment of Malignant Neoplasms (2nd CIP) - Pending

SCHEDULE C

Supply and Services Agreement

SUPPLY AND SERVICES AGREEMENT

This Supply and Services Agreement (“Agreement”) is made and entered into effective as of March 24, 2010 (the “Effective Date”), by and between Panacea Pharmaceuticals, Inc., a Maryland corporation (“Supplier”), and PANACEA GLOBAL, INC. a Delaware corporation (“Customer”). Supplier and Customer each may be referred to herein individually as a “Party”, or collectively as the “Parties.”

Recitals

A.           Supplier and Customer are parties to a certain License Agreement dated as of the Effective Date (the “License Agreement”).

B.           In connection with the performance of diagnostic testing services pursuant to the License Agreement, Customer desires to obtain from Supplier certain quantities of a reagent described on Attachment A hereto (“Reagent”) and certain technology transfer, training, and technical support services as described on Attachment C hereto (“Services”), and Supplier is willing to provide such Reagent and Services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

Agreement

1.	Order and Sale of Reagent.

1.1.       Orders. From time to time during the Term, Customer may submit written purchase orders to Supplier for Reagent to be supplied hereunder. Each such purchase order will set forth the quantity of Reagent desired and the delivery date for such Reagent; provided, that the delivery date will be at least thirty (30) days after the date of Supplier’s receipt of such purchase order. Supplier will provide Customer with the quantities of Reagent set forth in each purchase order that is submitted in compliance with the terms of this Section 1.1. Such Reagent will meet the standards described on Attachment B hereto (the “Reagent Specifications”); quantities of Reagent meeting the Reagent Specifications are hereinafter referred to as “Conforming Reagent.”

1.2.       Purchase Price. The purchase price of Conforming Reagent shall be lower of US $20/test or 10% of sale price of the individual test with $8.00/test as minimum base price. The purchase price shall be paid as follows: (i) at the time of submitting a purchase order for Reagent, Customer will remit 50% of the purchase price for the amount of Reagent ordered pursuant to such purchase order, and (ii) within thirty (30) days after the delivery of Reagent to Customer, Customer will remit the remaining 50% of the purchase price for such Reagent, subject in each case to the terms and conditions set forth in Section 2. Delivery shall be made when Reagent is shipped FCA (Incoterms 2000) Supplier's facility, addressed as Customer shall direct from time to time and shipped at Customer’s expense via a common carrier designated by Customer. Title and risk of loss shall pass to Customer upon delivery to such common carrier.

2.           Conforming Reagent. While it is the intent that Supplier will provide Reagent which meets the Reagent Specifications, it is acknowledged that Supplier does not so warrant and that Customer will itself inspect all Reagent delivered to it and make an independent and thorough determination as to whether the Reagent meets the Reagent Specifications. Customer agrees that it will reject any Reagent which does not meet the Reagent Specifications. The parties agree to the following protocol as respects Customer's acceptance of Reagent delivered to it:

2.1.       Determination. Customer agrees to exercise commercially reasonable efforts to determine whether Reagent is Conforming Reagent within 30 days of delivery. If Customer has not given written notice that a particular shipment of Reagent is not Conforming Reagent within 45 days of delivery thereof, such Reagent shall be deemed to be Conforming Reagent for all purposes of this Agreement.

2.2.       Return. If Customer determines a quantity of Reagent is not Conforming Reagent, it shall immediately notify Supplier in writing of its determination and the particularities of non-conformance with the Reagent Specifications, and promptly, at Supplier's request, return the subject Reagent, which return shall be made FCA (Incoterms 2000) the site to which Supplier shipped such Reagent, and which return shall be shipped via the same common carrier by which the subject Reagent was shipped to Customer.

2.3.       Dispute Resolution. If Supplier disagrees with Customer's determination of non-conformance with respect to any Reagent, and if the Parties cannot resolve the matter within sixty (60) days of the issuance of the notice referenced in the preceding Section 2.2, the Parties agree to immediately submit the matter to a mutually acceptable independent laboratory for testing. The independent laboratory will determine whether the Reagent in question conforms to the Reagent Specifications. The determination of the independent laboratory will be final and binding on the Parties. The costs of retaining the independent laboratory will be borne by the Party whose determination regarding the conformance of the Reagent was mistaken.

3.           Provision of Services. From time to time during the Term, Supplier will provide Customer with the Services. During and following such initial period, Customer may request additional Services to be provided on an a la carte basis at an hourly billing rate of US$200 for Scientists and US$120 for Assistant Scientists. Supplier will invoice Customer at the end of each calendar month for Services provided during such month. Customer will pay all invoices for Services within 30 days of receipt thereof.

4.           Payment Terms. All payments under this Agreement shall be made in U.S. Dollars. Any amounts not paid within 30 days after the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to five percent (5%) per annum. Supplier shall have the right to audit all books and records of Customer concerning orders and use of the Reagent for compliance by Supplier with the financial terms of this Agreement and the terms and conditions of the License Agreement otherwise in accordance with Section 3.9 of the License Agreement as if the references to the “Agreement” set forth in such Section 3.9 refer to this Agreement.

5.           Mutual Limits of Liability. NEITHER SUPPLIER NOR CUSTOMER SHALL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXTRAORDINARY OR PUNITIVE DAMAGES OF ANY DESCRIPTION, WHETHER FOR DAMAGE TO REPUTATION OR GOODWILL, LOST PROFITS, CLAIMS OF THIRD PARTIES OR OTHERWISE, RESULTING FROM ANY CAUSE WHATSOEVER WHETHER SUCH ASSERTED DAMAGE PURPORTS TO BE BASED ON WARRANTY OR GUARANTY, INDEMNITY OR OTHER CONTRACT, CONTRIBUTION, NEGLIGENCE, OTHER TORT OR OTHERWISE.

5.1.       Acknowledgement. Subject to the provisions of Section 5 above, Customer acknowledges that it is purchasing the Reagent from Supplier strictly on an "AS IS" basis without any warranties or representations (expressed or implied) of any sort, type or kind whatsoever.

5.2.       Indemnity. Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”) and its officers, directors, employees, members and agents from and against any and all claims, demands, losses, damages, liabilities, settlement amounts, costs and expenses (including without limitation, court costs and reasonable attorneys’ fees) (collectively, the “Claims”) arising out of its and its employees’, agents’, contractors’, vendors’ or service providers’ actual or alleged acts or omissions including, but not limited to claims resulting directly or indirectly from (a) the performance of its obligations hereunder or (b) breach of any representation and warranty set forth herein. To the extent that Customer is the Indemnifying Party for any Claim, Customer shall not be required to indemnify Supplier (as the Indemnified Party) if such Claim results from any allegation that any particular Reagent, at the time of shipment, was actually known to Supplier to be not Conforming Reagent and with respect to which Supplier did not so notify Customer in writing.

6.	Term and Termination.

6.1.       Term. The term of this Agreement will commence as of the Effective Date and, unless earlier terminated in accordance with this Section 6, will expire upon the expiration or termination of the License Agreement (the “Term”).

6.2.       Termination for Breach. Any material failure by a Party (“Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure a “Material Breach”) will entitle the other Party (“Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the defaulting Party to make good or otherwise cure such Material Breach. If such Material Breach is not cured within 60 days after the receipt of such notice, the Non-Breaching Party will be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided, however, that if the Breaching Party disputes the existence of a Material Breach, the matter will be submitted for resolution in accordance with the terms set forth in the License Agreement, and this Agreement cannot be terminated by the Non-Breaching Party until a court of competent jurisdiction in a final decision from which no further appeal can be taken has found such Material Breach to exist.

7.	Miscellaneous.

7.1.       Confidentiality. The Parties agree that any information disclosed in connection with the performance of this Agreement, including ordering and pricing information, will be treated as Confidential Information under the terms and conditions set forth in Section 6 of the License Agreement, which Section is hereby incorporated herein by reference.

7.2.       Assignment. Neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties under this Agreement; provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate and to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates; and provided, further, that the relevant assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement. The assigning Party (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Third Party assignee under this Agreement. Any purported assignment or transfer in violation of this Section will be void ab initio and of no force or effect.

7.3.       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

7.4.       Governing Law. This Agreement, all disputes between the Parties related to or arising out of this Agreement, the Parties’ relationship created hereby, or the negotiations for and entry into this Agreement, including any dispute concerning its conclusion, binding effect, amendment, coverage, or termination, will be governed by the laws of the State of Maryland without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.

7.5.       Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to Supplier, to:

Chief Executive Officer
Panacea Pharmaceuticals, Inc.
209 Perry Parkway, Suite 13
Gaithersburg, MD 20877
Facsimile:  240-465-0450

If to Customer, to:

Panacea Global, Inc.
260 Edgeley Blvd., Suite 11
Concord, ON  L4K 3Y4
Attention: Dr. Mahmood Moshiri
Facsimile: 888-469-6953

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, and (ii) on the second business day after dispatch, if sent by internationally-recognized overnight courier. It is understood and agreed that this Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

7.6.      Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

7.7.       Relationship of the Parties. It is expressly agreed that the Parties' relationship under this Agreement is strictly one of supplier and customer, and that this Agreement does not create or constitute a partnership, joint venture, or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

7.8.       Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

7.9.       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.10.     No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

7.11.     Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

7.12.     Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, and the use of any gender will be applicable to all genders. Unless used in combination with the word “either,” the word “or” is used throughout this Agreement in the inclusive sense (and/or). Unless expressly provided otherwise, references to Sections are references to Sections of this Agreement. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used in this Agreement will mean including, without limiting the generality of any description preceding such term. No rule of strict construction will be applied against either Party.

[Signature page follows.]

In Witness Whereof, the Parties have executed this Supply and Services Agreement by their respective authorized representatives as of the date first written above.

Panacea Pharmaceuticals, Inc.		Panacea Global, Inc.

By:	/s/ Hossein A. Ghanbari	By:	/s/ Mahmood Moshiri
Name: Hossein A. Ghanbari		Name: Mahmood Moshiri
Title: CEO/CSO		Title: Director

SCHEDULE OF ATTACHMENTS

A.	Description of Reagent
B.	Reagent Specifications
C.	Description of Services

ATTACHMENT A

DESCRIPTION OF REAGENT

1% BSA Buffer

1% NaN3

Artificial Serum

Assay Buffer

Block Buffer

Calibrators

Coating Buffer

Wash Buffer

Negative Control Serum

Positive Control Serum

rHAAH

FB50

FB50b

Streptavidin-HRP

TMB Substrate Kit

Sulfuric Acid, 2.5N

ATTACHMENT B

REAGENT SPECIFICATIONS

List of Solutions	Composition

Coating Buffer	For 1liter volume: 1L diH20, two packets of Carbonate-Bicarbonate

Block Buffer, pH 7.0	For 1 liter volume: 970mL diH20, 2 packets of Tris Buffered Saline (TBS), 10.00 g Bovine Serum Albumin (BSA), 20mL of 1% NaN3

Assay Buffer, pH 7.0	For 1 liter volume: 970mL diH20, 2 TBS packets, 10.00 g BSA, 20mL of 1% NaN3, 1mL Tween-20,

1% BSA Buffer, pH 7.2	For 1 liter volume: 980mL diH20, 10.00 g BSA, 2 TBS packets

Wash Buffer	For 2 liter volume: 2L diH20, 4 TBS packets, 1mL Tween-20

Controls and calibrators	Description

Negative Control Serum	Pool of serum samples with low HAAH levels

Positive Control Serum	Pool of serum samples with high HAAH levels

Calibrators	Negative control serum, recombinant HAAH
(rHAAH)

FB50	Coating antibody

FB50b	Detection antibody

List of Reagents

Streptavidin-HRP

TMB Substrate Kit

Sulfuric Acid, 2.5N

ATTACHMENT C

DESCRIPTION OF SERVICES

The Services include:

1.	Laboratory setup

2.	Technical support

3.	Training of personnel

4.	Design and content of promotional material

5.	Participation and presentation at technical seminars

6.	Help and support in regulatory affairs